Exhibit 6.9

April 22, 2016

James McCarthy

[ADDRESS]

Dear Jim:

I am very pleased to provide you with a summary of the terms and conditions of your employment by KeyStone Solutions, Inc. (“KeyStone” or the “Company”).

1. Position Your position is Chief Strategy Officer of KeyStone. As the Company evolves, your position and assignments are subject to change. Your employment with KeyStone will begin on March 15, 2016. You will be expected to perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

2. Starting Date/Nature of Relationship You will be expected to devote all of your working time to the performance of your duties at KeyStone throughout your employment unless you and the Company agree otherwise in writing. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time or through the occurrence or non-occurrence of any particular event. Your employment with KeyStone is at-will employment which may be terminated by you or KeyStone at any time for any reason or no reason without economic consequences; provided both the Company and you agree to afford the other at least 120 days of written notice of intent to end the employment relationship; and, further provided, the Company may opt to pay your base salary in lieu of any portion of the 120-day notice period not given or received. In addition, your continued employment is at all times subject to your continuing eligibility to work in the United States.

3. Compensation and Benefits Your base pay shall be at an annualized rate of $279,789 per year, minus customary deductions for federal and state taxes and the like. In addition, you shall be eligible to participate in such life insurance, medical and other employee benefit plans of the Company that may be in effect from time to time, to the extent that you are eligible under the terms of those plans. KeyStone benefits, of course, may be modified or changed from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, health insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

You may also be eligible for performance bonuses, subject to criteria. The award and the amounts attributable to such milestones shall be determined by the Board of Directors of the Company in its sole discretion.

4. Confidentiality, Conflicts of Interest, Non-Competition, Non-Solicitation and Work Product As you know, the Company considers the protection of its confidential information, proprietary materials, and goodwill to be extremely important. Consequently, as a condition of this offer of employment, you are required to sign the attached Proprietary Rights Agreement, the terms of which are incorporated by reference into this offer.

5. Miscellaneous This letter constitutes the Company’s entire offer regarding the terms and conditions of your prospective future employment. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the Commonwealth of Virginia. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment or the termination thereof shall be resolved by a court of competent jurisdiction in Virginia.

You may confirm and accept this offer of employment and the terms and conditions hereof by signing this letter and returning it to me. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein. We are excited to confirm this offer and we are confident that you will continue make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Richard A. Nathan

Richard A. Nathan
President and Chief Operating Officer
KeyStone Solutions, Inc.

Acknowledgment:

I, James McCarthy, have read, understand, and accept employment on the terms and conditions outlined in this letter. I am not relying on any representations made to me by anyone other than as set forth above.

/s/ James McCarthy

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